Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-136329 and File No. 333-160399) of Koppers Holding Inc. and in the related Prospectus and Registration Statement on Form S-8 (File No. 333-135449) of Koppers Holdings Inc. of our report dated February 18, 2009 (except for Note 22 and the effects of adopting SFAS 160 in Note 3, as to which the date is September 4, 2009), with respect to the consolidated financial statements and schedule of Koppers Holdings Inc., included in this Current Report (Form 8-K) and our report dated February 18, 2009 with respect to the effectiveness of internal control over financial reporting of Koppers Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 4, 2009